Exhibit 21.1

                                          Subsidiaries of the Registrant


                                            State or Jurisdiction
Name of Subsidiary                          of Incorporation

504087 N.B. Inc.                            Province of New Brunswick

Comvestrix Corp.                            Delaware

Computer Output Systems, Inc.               Connecticut

Direct Mail Services, Inc.                  New Jersey

Electronic Imaging Services, Inc.           Delaware

First Class Presort, Inc.                   New Jersey

Image Printing Systems, Inc.                Wisconsin

Mystic Graphic Systems, Inc.                Massachusetts

Quality Control Printing, Inc.              New Jersey